EXHIBIT 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:           Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

HAMPSHIRE REPORTS THIRD QUARTER 2011 RESULTS

New York, NY, November 15, 2011… Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com) today announced its results for the three and nine months ended October 1, 2011 and filed its quarterly report on Form 10-Q. This press release should be read in conjunction with the filed quarterly report referred to in this release.

Commenting on the quarter, Heath L. Golden, President and CEO of Hampshire Group, stated, “We marked a key milestone in the new strategic direction of the business in the third quarter with the completion of the acquisition of Rio Garment. This important step on our path to profitability diversifies our distribution channels and provides access to the fast-growing specialty store channel. We are on track with the integration process and are already co-marketing Hampshire’s and Rio’s product offerings in an effort to take advantage of the significant cross-selling opportunities we see across both businesses. Now with the transformative transactions to our business complete, we have the visibility to address cost reductions where appropriate and position ourselves to leverage our strategic initiatives to drive growth in the business.”

Third Quarter 2011 Highlights
•	Acquired Rio Garment S. de R.L. (“Rio”), a Honduras-based apparel manufacturer, that designs, sources and produces knit tops for retailers and distributors in the United States;
•
David Gren joined the Company as President of Rio Garment upon the acquisition of the entity on August 25, 2011 with over 20 years of experience in the garment production services in the apparel industry. Mr. Gren has acted as general manager of Rio Garment since 2006 and will continue to oversee the business.

Results of Continuing Operations for Three Months Ended October 1, 2011
Net sales increased 22.5% to $33.5 million for the three months ended October 1, 2011 from $27.3 million for the same period last year. The $6.2 million increase in net sales over the same period last year was primarily due to the inclusion of Rio’s net sales of $5.4 million from August 25, 2011 to October 1, 2011. Rio sells a higher volume of units at a lower price point than Hampshire Brands. Hampshire Brands sold less units, but at a slightly higher price per unit and therefore, its net sales remained comparable to the prior year period. Due to the seasonality of Hampshire Brands, a significant portion of its net sales occur in the third and fourth quarters, however, the Company does not expect Rio to experience high levels of seasonality.

The gross profit percentage of 16.8% of net sales for the three months ended October 1, 2011 compared with 22.6% of net sales for the same period last year reflects an increase in cost of goods sold for the menswear division. Cost of goods sold increased 31.2% to $27.9 million for the three months ended October 1, 2011 from $21.2 million for the three months ended October 2, 2010. This increase is a result of higher volume of units sold coupled with the rising costs in transportation, labor and materials.

For the three months ended October 1, 2011, the Company had a loss from continuing operations of $2.2 million compared to income from continuing operations of $3.4 million for the same period last year. This loss was primarily due to an increase in selling, general and administrative costs, which was the result of increased overhead costs for the current quarter that were absorbed by the women’s division during the third quarter 2010 and are now reflected in discontinued operations and transaction costs relating to the acquisition of Rio and the addition of Rio’s selling, general and administrative costs.

The Company is providing earnings (loss) before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA because its management believes that these measures provide useful information for investors concerning the Company's operating results and financial performance. The Company had negative adjusted EBITDA of $1.8 million and positive $1.9 million for the quarter ended October 1, 2011 and October 2, 2010, respectively. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the three months ended October 1, 2011 was $0.36, compared to a basic and diluted income per share of $0.61 for the same period last year.

Results of Continuing Operations for Nine months Ended October 1, 2011
Net sales increased 25.6% to $40.5 million for the nine months ended October 1, 2011 from $32.2 million for the same period last year. The increase was primarily due to the inclusion of Rio’s $5.4 million in net sales from August 25, 2011 to October 1, 2011. Rio sells a higher volume of units at a lower price point than Hampshire Brands. Hampshire Brands sold less units, but at a slightly higher price per unit resulting in a $2.1 million increase in net sales from the prior year period.

For the nine months ended October 1, 2011, the Company had a loss from continuing operations of $13.1 million compared to a loss from continuing operations of $8.8 million for the same period last year. The increase in the loss from continuing operations was primarily due to an increase in selling, general and administrative costs, resulting from overhead costs for the current quarter that were absorbed by the women’s division during the third quarter 2010 and are now reflected in discontinued operations and transaction costs relating to the acquisition of Rio and the addition of Rio’s selling, general and administrative costs that were incurred during the nine months ended October 1, 2011.

The gross profit percentage of 15.7% of net sales for the nine months ended October 1, 2011 compared with 19.9% of net sales for the same period last year reflects an increase in cost of goods sold for the menswear division. Cost of goods sold increased 32.2% to $34.1 million for the nine months ended October 1, 2011 from $25.8 million for the nine months ended October 2, 2010. This increase is the result of higher volume of units sold coupled with the rising costs in transportation, labor and materials.

For the nine months ended October 1, 2011, the Company had negative adjusted EBITDA of $9.2 million compared to $4.3 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the nine months ended October 1, 2011 was $2.28, compared to a basic and diluted loss per share of $1.59 for the same period last year.

On October 1, 2011, excluding discontinued operations, cash and cash equivalents totaled $5.3 million, compared with $1.6 million as of October 2, 2010. The Company’s working capital related to continuing operations was $37.9 million at October 1, 2011 compared with $37.5 million at October 2, 2010. As of October 1, 2011, the Company had no outstanding borrowings under its credit facility with approximately $19.1 million of availability and approximately $5.3 million of unrestricted cash that was not included in the availability calculation.

About Hampshire Group
Hampshire Group, Limited is a leading provider of fashion apparel with a strong position in the sweater, woven and knit categories.  Hampshire designs, manufactures and markets high quality, trend-right apparel across a variety of owned, proprietary and licensed brands, serving prominent retailers such as JC Penney, Kohl’s, Macy’s, Belk and Aeropostale.  The Company operates three business lines.  Rio Garment is a Honduras-based apparel manufacturer, offering a full range of product development, design and sourcing services, mainly for the vertical specialty store channel.  scott james™ is a specialty retailer, as well as a wholesaler of contemporary menswear influenced by classic European style, primarily to upscale specialty stores.  Hampshire Brands provides products to major department and chain stores under the licensed Geoffrey Beene ®, Dockers®, JOE Joseph Abboud® and proprietary Spring+Mercer® labels.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.

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Hampshire Group, Limited and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended

(In thousands, except per share data)	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net sales	$ 33,492	$ 27,335	$ 40,470	$ 32,227
Cost of goods sold	27,853	21,169	34,127	25,822
Gross profit	5,639	6,166	6,343	6,405
Selling, general, and administrative expenses	8,726	4,907	18,951	12,640
Goodwill impairment loss	—	—	1,204	—
Special costs	—	65	—	4,480
Income (loss) from operations	(3,087)	1,194	(13,812)	(10,715)
Other income (expense):
Interest income	4	24	5	68
Interest expense	(135)	(92)	(320)	(256)
Other, net	(16)	(28)	(34)	(108)
Income (loss) from continuing operations before income taxes	(3,234)	1,098	(14,161)	(11,011)
Income tax benefit	(1,056)	(2,295)	(1,013)	(2,173)
Income (loss) from continuing operations	(2,178)	3,393	(13,148)	(8,838)
Income (loss) from discontinued operations, net of taxes	356	(96)	9,440	(724)
Net income (loss)	$ (1,822)	$ 3,297	$ (3,708)	$ (9,562)
Basic income (loss) per share:
Income (loss) from continuing operations	$ (0.36)	$ 0.61	$ (2.28)	$ (1.59)
Income (loss) from discontinued operations, net of taxes	0.06	(0.02)	1.64	(0.13)
Net income (loss)	$ (0.30)	$ 0.59	$ (0.64)	$ (1.72)
Diluted income (loss) per share:
Income (loss) from continuing operations	$ (0.36)	$ 0.61	$ (2.28)	$ (1.59)
Income (loss) from discontinued operations, net of taxes	0.06	(0.02)	1.64	(0.13)
Net income (loss)	$ (0.30)	$ 0.59	$ (0.64)	$ (1.72)
Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	6,076	5,556	5,756	5,554
Diluted weighted average number of common shares outstanding	6,076	5,556	5,756	5,554
NON GAAP RECONCILIATION:
Net income (loss)	$ (1,822)	$ 3,297	$ (3,708)	$ (9,562)
Income tax benefit	(1,056)	(2,295)	(1,013)	(2,173)
Interest expense, net	131	68	315	188
Depreciation and amortization	631	619	1,650	1,858
EBITDA	(2,116)	1,689	(2,756)	(9,689)
Special costs	—	65	—	4,480
Acquisition costs	637	12	1,738	54
Goodwill impairment loss	—	—	1,204	—
Other, net	16	28	34	108
(Income) loss from discontinued operations	(356)	96	(9,440)	724
Adjusted EBITDA	$ (1,819)	$ 1,890	$ (9,220)	$ (4,323)

The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the quarter ended October 1, 2011 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:

(excluding discontinued operations)	Oct 1, 2011	Oct 2, 2010

Cash and cash equivalents	$ 5,330	$ 1,575
Restricted cash	$ 1	$ —
Accounts receivable, net	$ 24,337	$ 24,612
Borrowings under credit facility	$ —	$ —
Working capital	$ 37,949	$ 37,536